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EXHIBIT 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form F-10) and related short form prospectus of TransAlta Corporation (the "Company") dated December 17, 2014 with respect to the sale and issue of Common Shares, First Preferred Shares, Warrants to purchase Common Shares, First Preferred Shares or other securities, Subscription Receipts, each of which, once purchased, entitle the holder to receive upon satisfaction of certain release conditions, and for no additional consideration, one Common Share, or debt securities up to an aggregate initial offering price of US$2,000,000,000 (or the equivalent in other currencies) of the Company (the "Registration Statement").

        We also consent to the incorporation by reference in the Registration Statement of our reports dated February 20, 2014, with respect to the consolidated financial statements of the Company which comprise the consolidated statements of financial position of the Corporation as at December 31, 2013 and 2012 and the consolidated statements of earnings (loss), comprehensive income (loss), changes in equity and cash flows for each of the years in the three year period ended December 31, 2013 and our report on the effectiveness of internal control over financial reporting as of December 31, 2013, filed as an exhibit to, and incorporated by reference in, the Company's Annual Report (Form 40-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

December 17, 2014	/s/ Ernst & Young LLP
Calgary, Canada	Chartered Accountants

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  EXHIBIT 5.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM